Exhibit 99.1

For Immediate Release

Starwood Property Trust, Inc. Reports Results for the Quarter and Year Ended December 31, 2011

— Reports Quarterly Core Earnings of $0.42 per diluted Common Share —

— $563.5 Million of Investment Activity in the Fourth Quarter 2011 —

— $2.0 Billion of New Investments for 2011 —

— Total Capital Deployed Since Inception of $4.1 Billion —

— Declares Dividend of $0.44 per Share for First Quarter 2012 —

GREENWICH, Conn., February 29, 2012 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced operating results for the fourth fiscal quarter and year-ended December 31, 2011.  The Company’s Core Earnings, a Non-GAAP financial measure, were $39.8 million or $0.42 per diluted share for the quarter, compared to $39.3 million or $0.42 per diluted share for the prior quarter.  The Core Earnings for the year ended December 31, 2011 totaled $146.6 million, or $1.70 per diluted share, an increase of 27% over the per diluted share amount for the same period in the prior year of $1.34 per diluted share.

Net income attributable to the Company for the three months and year-ended December 31, 2011 was approximately $41.0 million and $119.4 million, respectively, compared to $17.6 million and $57.0 million, respectively, for the three months and year ended December 31, 2010.  Net income per diluted share outstanding for the three months and year ended December 31, 2011 were $0.44 and $1.38, respectively, compared to $0.32 and $1.14, respectively, for the three months and year-ended December 31, 2010.

“We had a very strong year in a tumultuous 2011 as we invested over $2.0 billion, including $564 million of new investments in the fourth quarter, over 85% of which closed during December and therefore only slightly contributing to the quarter” commented Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.  “In addition, the credit markets re-priced significantly during the quarter and we expect that we will therefore recover all of the non-cash loss we recorded in the third quarter relating to our held-for-sale conduit loans.  We are also quite pleased by the credit metrics of our current loan portfolio.  Our most recent asset by asset credit review undertaken by our dedicated asset management and underwriting teams suggests that our portfolio is performing as or better than expected at the time of origination or acquisition.  We continue to demonstrate our strong stewardship of capital by providing excellent risk adjusted returns in a world of extremely low cash yields.”

Mr. Sternlicht continued, “While the commercial real estate markets remain competitive, our current pipeline provides us with confidence that we will continue to leverage our deep and extensive relationships to secure additional investments with compelling returns.  We remain committed to staying patient and disciplined and adding to our over $3.0 billion diversified portfolio of investments to create additional value for all of our shareholders.”

Investment Portfolio

During the quarter ended December 31, 2011, the Company originated, acquired or funded $563.5 million of new investments, including $542.3 million of target investments and $21.3 million in RMBS, bringing the Company’s net capital invested since inception to $2.9 billion and total capital deployed since inception to over $4.1 billion.  The carrying amount of the Company’s target assets held for investment is approximately $2.4 billion at December 31, 2011, which the Company expects will generate an annualized levered return of approximately 12.1% on an annually compounded basis over the life of the investment.

Significant transactions during the fourth quarter of 2011 included the following:

•      On December 30, 2011, a discounted acquisition of a portfolio of 26 separate commercial mortgage loans with a face value of $333 million.  The portfolio consists of 23 senior first mortgages and three second mortgages secured by office, retail, multifamily and assisted living assets that total in excess of 3.0 million square feet across 13 states.  The portfolio has a weighted average loan to value ratio (“LTV”) of approximately 62.7%, weighted average debt yield of approximately 11.7% and a weighted average remaining term of 54 months.  The Company’s expected levered return exceeds 12%.  The Company entered into a new $236 million financing facility to finance this acquisition;

•      On December 9, 2011, the acquisition of a $185 million A-note secured by a portfolio of 143 limited service hotels.  The hotel loan is secured by the 143 properties totaling 16,928 rooms located in 29 different states and was structured as a senior A-note in an existing $275 million first mortgage loan that was used to finance the acquisition of the portfolio in August 2011.  The loan has an LTV of approximately 38% and debt yield of approximately 18%.  The Company’s expected levered return exceeds 14%;

•      On November 1, 2011, the origination of a $34.5 million first mortgage secured by a class A multifamily apartment property located in Gainesville, VA; and

•      Acquisition of RMBS for $21.3 million in aggregate.

Starwood Property Trust, Inc. Investments as of December 31, 2011

(Unaudited, amounts in thousands)

Investment	Face Amount	Carry Value (1)	Existing Leverage (2)	Net Investment	Return on Asset	Expected Return (3)
First mortgages held for investment	$1,248,549	$1,202,611	$637,959	$564,652	8.3%	11.4%
Subordinated mortgages held for investment	487,175	437,163	50,508	386,655	11.6%	12.8%
Mezzanine loans held for investment	642,831	628,825	117,346	511,479	11.8%	12.5%
CMBS available-for-sale at fair value	195,842	176,786	119,004	57,782	6.4%	11.4%
Total target portfolio	$2,574,397	$2,445,385	$924,817	$1,520,568	9.7%	12.1%
First mortgages held for sale at fair value	122,833	128,593	92,125	36,468	6.1%
RMBS available-for-sale at fair value	263,754	164,948	86,575	78,373	11.2%
Other Investments and loans held in securitization trust	95,011	94,695	53,199	41,496
Total Investments	$3,055,995	$2,833,621	$1,156,716	$1,676,905

(1)   The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs.  The difference between the Carry Value and Face Amount of the loans held for sale at fair value consists of the net unrealized gains on the fair value of the loans.  The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/ (losses) on the fair value of the securities and purchase discount.

(2)   Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.

(3)   Expected returns for target investments as of December 31, 2011 are the compounded effective rate of return earned over the life of the investment determined after the effects of existing and projected leverage, and calculated on a weighted average basis.  The levered returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method as disclosed in the Company’s filings with the Securities and Exchange Commission. Levered returns are based upon management’s assumptions, which the Company believes are reasonable.  The levered returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these levered returns assume interest rates remain at current levels and (ii) the Company assumes that the leverage levels existing at December 31, 2011 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

Loan to Value of Portfolio

The following table reflects the weighted average LTV of the Company’s investment portfolio as of December 31, 2011:

	Weighted Average LTV of Loan Portfolio (1)
	First Mortgages	Subordinated Mortgages	Mezzanine	Total (2)
Beginning LTV	0.0%	47.9%	52.1%	22.7%
Ending LTV	61.1%	75.4%	71.2%	66.5%

(1)   Underlying property values are determined by management based on its ongoing asset assessments, and loan balances are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. Excludes CMBS, RMBS and Other Investments and loans held in securitization trust.

(2)   Represents the Company’s entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages and mezzanine loans).

Subsequent to Quarter End Investment Activity

In February 2012, the Company originated or acquired, or committed to acquire, $483.1 million face value of new target investments, including:

•      The $206.4 million discounted acquisition of $222.8 million of CMBS where the obligors are certain special purpose entities that were formed to hold substantially all of the assets of a worldwide hotel operator of hotels, resorts and timeshare properties.  The acquisition was financed using a new $155.4 million facility provided by the seller.  The Company’s levered return on the investment is expected to be in the 10.75% to 12.5% range, depending on the timing of repayment;

•      The entry into an agreement to acquire a $125 million participation in a senior loan secured by all the material assets of a major hotel company for a discounted purchase price of $115.7 million.  The Company expects that the acquisition will close prior to March 9, 2012 and be financed with an $80.9 million upsize in a financing facility previously provided by the seller.  The Company’s levered return on the investment is expected to be in the 10.75% to 12.5% range, depending on the timing of repayment;

•      The rollover of an existing investment into $95.3 million of B notes secured by four resorts in the United Kingdom.  The Company’s expected levered return on the investment ranges from 11% to 12%.  The newly issued B-notes are part of an overall corporate refinancing in which the Company had a $143.9 million pre-existing investment.  The Company expects additional income of approximately $13 million to be recognized in the first quarter from the early prepayment of its existing investment, which produced a realized IRR of approximately 17.5% on the Company’s $143.9 million equity investment; and

•      The origination of a $40 million mezzanine loan secured by a 10-property portfolio of full-service and extended-stay hotels located in eight different states.  The Company’s expected levered return on the investment exceeds 12%.

Investment Capacity

As of February 28, 2012, the Company had approximately $134.5 million of available cash and equivalents, approximately $77 million of net equity invested in RMBS that are classified as available-for-sale and $36 million of approved but undrawn capacity under existing financing facilities.  Accordingly, the Company has the capacity to acquire or originate an additional $170 million to $195 million of new investments.  Over the next four months, the Company expects to receive aggregate cash proceeds, net of any required debt repayments, of approximately $100 million from loan and security repayments and financing approvals for existing assets of $45 million.  In addition, over the short term the Company expects to obtain an additional secured financing facility to further augment its investment capacity.  These additional funds and new financing capacity would allow the Company to acquire or originate an additional $145 million of unleveraged subordinated and/or mezzanine loans, or utilizing its credit facilities, an additional $300 million to $345  million of first mortgage loans.

Investment Pipeline

As of February 28, 2012, the Company was reviewing a pipeline of potential transactions in excess of $1 billion that meet or exceed the Company’s risk/return targets.  In addition, the Company had approximately $139 million of loans and investments in various stages of due diligence that are under term sheets.  Although the Company expects that it will be able to close a majority of these opportunities in the next 45 to 60 days, there can be no assurance in this regard.

Financing Activities

As of December 31, 2011, the Company had an aggregate outstanding balance of approximately $1.1 billion under its eight financing facilities.

On February 1, 2012, the Company entered into a new $155.4 million master repurchase agreement with Goldman Sachs International (the “Goldman Repurchase Agreement”) and borrowed the entirety of the facility to finance the $206.4 million discounted CMBS purchase described above.  Borrowings under the Goldman Repurchase Agreement accrue interest at a per annum rate of one-month LIBOR plus a spread of 2.9%.  The maturity date of the Goldman Repurchase Agreement is August 2015.

Share Repurchase

In August 2011, the Company’s Board of Directors authorized the repurchase of up to $100 million of the Company’s outstanding common shares over a one-year period.  During the fourth quarter, the Company purchased 283,850 common shares on the open market at an aggregate cost of approximately $4.7 million, resulting in a weighted average share cost of $16.42.  As of December 31, 2011, the Company has purchased a total of 625,850 common shares with an aggregate cost of approximately $10.6 million, resulting in a weighted average share cost of $17.00.

Book Value and Fair Value Net of Minority Interest

The fair value of the Company’s net assets at December 31, 2011 was approximately $19.30 per share using outstanding shares as of such date, or $19.10 per fully diluted share.  The Company’s GAAP book value per share using outstanding shares as of December 31, 2011 was $18.88.  On a fully diluted basis, the Company’s GAAP book value at December 30, 2011 was $18.68 per share.

Dividend

On February 29, 2012, the Company’s Board of Directors declared a dividend of $0.44 per share of common stock for the quarter ending March 31, 2012.  The dividend is payable on April 13, 2012 to common stockholders of record as of March 30, 2012.

2012 Guidance

For 2012 the Company is estimating Core Earnings in the range of $1.75 to $1.90 per diluted share.  This guidance does not include the impact of any incremental capital deployment or capital markets transactions and reflects the Company’s estimates on the (i) yield on existing investments and (ii) cost of and continued access to additional financing.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company’s management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Wednesday, February 29, 2012 at 10:00 a.m. Eastern Time to discuss fourth quarter results and recent events.  A webcast will be available on the Company’s website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.

To Participate in the Telephone Conference Call:

Dial in at least five minutes prior to start time.

Domestic:  1-888-282-4591

International:  1-719-325-2312

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  5495872

The playback can be accessed through March 14, 2012.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. focuses primarily on originating, investing in, financing and managing commercial mortgage loans and other commercial and residential real estate-related debt investments. Starwood Property Trust, Inc. is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company’s reports filed with the SEC.

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, amounts in thousands, except share and per share data)

	Three-Months Ended December 31		Years Ended December 31
	2011	2010	2011	2010
Net interest margin:
Interest income from mortgage-backed securities	$5,442	$6,599	$25,618	$21,981
Interest income from loans	53,712	23,766	179,355	71,543
Interest expense	(7,059)	(5,771)	(28,782)	(15,788)
Net interest margin	52,095	24,594	176,191	77,736
Expenses:
Management fees (including $3,225 and $2,803 for the three-months ended December 31, 2011 and 2010, and $13,493 and $7,420 for the years ended December 31, 2011 and 2010 of non-cash stock-based compensation)	9,885	6,153	38,899	22,775
Acquisition and investment pursuit costs	751	125	2,571	378
General and administrative (including $86 and $34 for the three-months ended December 31, 2011 and 2010, and $250 and $102 for the years ended December 31, 2011 and 2010 of non-cash stock-based compensation)	2,409	1,933	9,450	6,899
Total expenses	13,045	8,211	50,920	30,052
Income before other income (expense) and income taxes	39,050	16,383	125,271	47,684
Interest income from cash balances	63	195	389	1,268
Other income	1,264	93	2,686	135
Other-than-temporary impairment (“OTTI”), net of $1,310 recognized in other comprehensive income in 2011	(3,380)	—	(6,001)	—
Gains on sales of investments	158	1,615	20,994	11,629
Net realized foreign currency (losses) gains	(839)	40	(902)	57
Net gains (losses) on currency hedges	2,109	1,544	4,491	(7,500)
Net losses on interest rate hedges	(1,148)	(111)	(27,130)	(55)
Net gains (losses) on credit spread hedges	(1,372)	—	2,358	—
Unrealized gains on loans held for sale at fair value	7,485	—	5,760	—
Unrealized foreign currency remeasurement (losses) gains	(2,273)	(1,652)	(6,518)	6,050
Income before income taxes	41,117	18,107	121,398	59,268
Income tax (benefit) provision	(49)	(218)	(790)	(426)
Net Income	41,068	17,889	120,608	58,842
Net income attributable to non-controlling interests	(40)	(316)	(1,231)	(1,796)
Net income attributable to Starwood Property Trust, Inc.	$41,028	$17,573	$119,377	$57,046
Net income per share of common stock:
Basic	$0.44	$0.33	$1.38	$1.16
Diluted	$0.44	$0.32	$1.38	$1.14
Weighted average number of shares of common stock outstanding:
Basic	92,998,107	53,262,178	84,974,604	49,138,720
Diluted	94,171,777	54,162,148	86,409,327	50,021,824

Distributions declared per common share	$0.44	$0.40	$1.74	$1.20

Additional information can be found on the Company’s website at www.starwoodpropertytrust.com

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company’s incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company’s purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company owns any properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Company’s external manager and approved by a majority of the Company’s independent directors.

December 31, 2011 Reconciliation of Net Income to Core Earnings

	Three-Months Ended December 31		Year Ended December 31
	2011	Per Diluted Share	2011	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$41,028	$0.44	$119,377	$1.38
Subtraction for unrealized gain on loans held for sale at fair value	(7,485)	(0.08)	(5,760)	(0.07)
Add back for unrealized loss on interest rate hedges	188	0.00	11,287	0.13
Add back for other-than-temporary impairment	3,380	0.04	6,001	0.08
Add back for unrealized foreign currency loss (gain)	2,272	0.02	6,518	0.08
Subtraction for unrealized gain on currency hedges	(3,081)	(0.03)	(5,755)	(0.07)
Add back for unrealized loss on credit hedges	161	0.00	—	—
Add back for management incentive fee	—	—	1,178	0.01
Add back for non-cash stock based compensation Core Earnings	3,311	0.03	13,743	0.16
Core Earnings	$39,774	$0.42	$146,589	$1.70

December 31, 2010 Reconciliation of Net Income to Core Earnings

	Three-Months Ended December 31		Year Ended December 31
	2010	Per Diluted Share	2010	Per Diluted Share

Net income attributable to Starwood Property Trust, Inc.	$17,573	$0.32	$57,046	$1.14
Add back for unrealized loss on interest rate hedges	55	0.0	55	0.0
Add back/subtraction for unrealized foreign currency loss (gain)	1,652	0.03	(6,050)	(0.12)
Subtraction/add back for unrealized gain on currency hedges	(1,637)	(0.03)	7,383	0.15
Subtraction/add back for management incentive fee	(321)	0.00	1,235	0.02
Add back for non-cash stock based compensation Core Earnings	2,837	0.05	7,522	0.15
Core Earnings	$20,159	$0.37	$67,191	$1.34

Contact: Investor Relations

Phone:  203-422-7788

Email: investorrelations@stwdreit.com